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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           ---------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):     April 8, 1998



                             NAI Technologies, Inc.
-------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



                                     0-3704
                            (Commission File Number)



                New York                                        11-1798773
         (State or other jurisdiction                         (I.R.S. Employer
       of incorporation or organization)                  Identification Number)


              282 New York Avenue
               Huntington, New York                                11743
             (Address of principal                               (Zip Code)
              executive offices)



Registrant's telephone number, including area code     (516) 271-5685




             (Former name or former address, if changed since last report)


                               Page 1 of 11 Pages
                             Exhibit Index on Page 4




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Item 5. Other Events

        On April 8, 1998, NAI Technologies, Inc. announced that it has signed a Letter of Intent with DRS Technologies, Inc. for NAI to merge with DRS. NAI shareholders will receive one quarter of a share of DRS common stock for each share of NAI common stock held. NAI's 12% Convertible Subordinated Promissory Notes and Warrants to purchase NAI common stock will be convertible into or exercisable for DRS common stock at the same one quarter to one exchange ratio. The closing is subject to negotiation of a definitive merger agreement, completion of due diligence, approval by the respective shareholders and certain other conditions. The Letter of Intent provides for the payment of a termination fee by NAI in the amount of $1.5 million in the event that NAI accepts an offer from a third party to acquire NAI. Each company intends to send a joint proxy statement to its shareholders and to hold a special meeting for approval of the transaction. The transaction is anticipated to close during the third quarter of 1998.

               The foregoing description of the proposed transaction is further described in the Press Release of the Company, issued on April 8, 1998, and the Letter of Intent, dated April 8, 1998, between the Company and DRS Technologies, Inc., and reference is made to a copy of such documents which are attached hereto as Exhibit 1 and Exhibit 2, respectively, and each such document is incorporated herein by reference for all of its terms and conditions.


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                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             NAI TECHNOLOGIES, INC.


                                       By: /s/ Richard A. Schneider
                                           ---------------------------------
                                       Name:  Richard A. Schneider
                                       Title: Executive Vice President
                                              and Chief Financial Officer



Date: April 15, 1998


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                                 EXHIBIT INDEX



Exhibit No.                           Description

1.             Press Release of the Company, dated April 8, 1998.

2. Letter of Intent, dated April 7, 1998, between DRS Technologies, Inc. and NAI Technologies, Inc.


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